Exhibit 2.1
AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the “Agreement”), is entered into effective as of August 9, 2007, by and among FAST SEARCH & TRANSFER, INC., a Massachusetts corporation (“Fast ST”), FAST RW SOFTWARE, INC., a Nevada corporation (“Buyer”), CONVERA CORPORATION, a Delaware corporation (“Seller”), CONVERA TECHNOLOGIES, INC., a Delaware corporation (“Convera US Sub”) and CONVERA TECHNOLOGIES INTERNATIONAL LIMITED, a company registered in England and Wales (“Convera UK Sub”). Seller, Buyer, Convera US Sub and Convera UK Sub are herein sometimes collectively referred to as the “Parties”. Certain other capitalized terms used in this Agreement are defined in Section 9.12 herein.

W I T N E S S E T H

WHEREAS, Fast ST and Seller have entered into an Asset Purchase Agreement dated as of March 31, 2007 (the “Original Agreement”);

WHEREAS, in connection with the Closing contemplated in the Original Agreement, the Parties and Fast ST wish to amend and restate in its entirety the Original Agreement to read as provided herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Original Agreement is hereby amended and restated in its entirety as follows.

B A C K G R O U N D

WHEREAS, among other businesses, Seller is in the business of designing, developing, marketing, licensing, implementing and supporting enterprise search, categorization, dynamic classification, profiling and distributed indexing software solutions under the name RetrievalWare (the “Business”);

WHEREAS, Buyer desires to acquire, directly and/or through Buyer Designated Assignees, all of the assets of Seller Related to the Business, other than the Excluded Assets (as defined below), and Buyer is willing to assume, directly or through Buyer Designated Assignees, certain liabilities relating to the Business, in each case as more fully described and upon the terms and subject to the conditions set forth herein;

WHEREAS, Seller desires to grant Buyer and Buyer Designated Assignees a license with respect to certain intellectual property assets of Seller that are used in both the Business and Seller's retained business as more particularly described in this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants, considerations and promises and other good and valuable considerations, and intending to be legally bound hereby the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; LICENSE

1.1  Purchase and Sale of Assets. Effective as of the Closing Date (as defined herein), Seller agrees to sell, convey, assign, transfer and deliver to Buyer or Buyer Designated Assignees, free and clear of all Encumbrances, all of Seller’s right, title and interest in and to each of the following assets Related to the Business other than the Excluded Assets, as hereinafter defined (collectively, the “Purchased Assets”):

(a)  All Contracts Related to the Business including without limitation the Contracts that are listed on Schedule 1.1(a) attached hereto, and all other Contracts Related to the Business that Buyer has consented in writing prior to the Closing to the inclusion of such Contracts in the Assigned Contracts, in its sole option and discretion (collectively, the “Assigned Contracts”);

(b)  All Intellectual Property that is used exclusively in the Business, including without limitation the Intellectual Property listed on Schedule 1.1(b) attached hereto;

(c)  all Receivables Related to the Business including without limitation the Receivables listed on Schedule 1.1(c);

(d)  all Prepaid Expenses Related to the Business including without limitation the Prepaid Expenses listed on Schedule 1.1(d);

(e)  all Personal Property listed on Schedule 1.1(e) attached hereto;

(f)  the real property leases listed on Schedule 1.1(f) (the “Real Property Leases”);

(g)  all Authorizations listed on Schedule 2.9(a) attached hereto;

(h)  all claims, causes of action, chooses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, arising from or relating to the Purchased Assets or the Assumed Obligations;

(i)  all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Obligations;

(j)  all security deposits, earnest deposits and all other forms of deposit or security placed with or by the Seller for the performance of an Assigned Contract including without limitation those set forth on Schedule 1.1(j);

(k)  the Business Records; and

(l)  all goodwill of the Business as a going concern.

1.2  Assumed Obligations. Upon the terms and subject to the conditions of this Agreement, Buyer shall, and shall cause Buyer Designated Assignees to, assume effective as of the Closing, and from and after the Closing Buyer shall, and shall cause Buyer Designated Assignees to, pay, discharge or perform when due, as appropriate, all liabilities and obligations of Seller under the Assigned Contracts and Real Property Leases included in the Purchased Assets but only to the extent that such liabilities or obligations thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of the Business, do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Seller on or prior to the Closing and do not constitute Excluded Liabilities, as hereinafter defined (the "Assumed Obligations"), and no other Liabilities. For the avoidance of doubt, and without limiting the generality of the foregoing, none of Buyer or Buyer Designated Assignees shall assume or incur any of the following Liabilities of the Seller (such unassumed Liabilities, the “Excluded Liabilities”), and the Seller shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of the Seller:

(a)  subject to any right to reimbursement from the Buyer pursuant to Article IV of this Agreement, all Liabilities for (i) Taxes relating to the Business or the Purchased Assets for any Pre-Closing Tax Period and (ii) Taxes of the Seller or any Affiliate of the Seller;

(b)  all Liabilities in respect of the Contracts that are not Assigned Contracts, and all other Excluded Assets;

(c)  all product Liability, warranty and similar claims for damages or injury to person or property, claims of infringement of Intellectual Property Rights and all other Liabilities, regardless of when made or asserted, which arise out of or are based upon any events occurring or actions taken or omitted to be taken by the Seller, or otherwise arising out of or incurred in connection with the conduct of the Business, on or before the Closing Date;

(d)  all Indebtedness of the Business and all Contracts related to Indebtedness of the Business incurred in connection with the conduct of the Business on or before the Closing Date;

(e)  all Liabilities under Benefit Plans; and

(f)  all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby, including Taxes, subject to any right to reimbursement from the Buyer pursuant to Article IV of this Agreement, and fees and expenses of counsel, accountants and other experts.

1.3  Excluded Assets. Seller is not selling and Buyer is not acquiring and shall have no rights to any tangible or intangible rights, assets or property of Seller not expressly contemplated herein, including the following specific assets (the “Excluded Assets”):

(a)  subject to Section 1.1(j), all cash and cash equivalents;

(b)  the Intellectual Property identified in the License Agreement, except for the rights set forth in the License Agreement;

(c)  any Benefit Plans or interests in Benefit Plans;

(d)  the name “TrueKnowledge” and any derivations therefrom;

(e)  all rights to refunds and credits of Taxes paid by the Seller with respect to any Pre-Closing Tax Period; and

(f)  any classified Contracts; provided, however, Seller shall assign such classified Contracts, when permitted, to a party designated by Buyer in accordance with the terms and conditions of Section 4.12.

1.4  License. Upon the terms and conditions of the License Agreement substantially in the form of Exhibit A (the “License Agreement”) and in reliance on the representations and warranties of Seller contained herein, at the Closing (as defined herein), Seller shall grant and Buyer and Buyer Designated Assignees shall accept the licenses to the Intellectual Property described in the License Agreement.

1.5  Purchase Price. The cash consideration for the transfer and delivery of the Purchased Assets shall be the sum of (a) Twenty Three Million Dollars ($23,000,000) (the “Purchase Price”) after subtracting the amount of Escrow Fund described in Section 1.5(b), which shall be payable at the Closing as follows by wire transfer in immediately available funds to the appropriate account designated at least two (2) business days prior to the Closing:

(a)  the Buyer shall pay to the Seller cash in the amount of Nineteen Million Dollars ($19,000,000) less an amount equal to Eight Hundred Eighty Five Thousand Dollars ($885,000) for retention bonuses which Buyer has agreed to pay (the "Closing Cash Payment").

(b)  the Buyer shall pay to Eastern Bank, a Massachusetts based bank with a place of business at 265 Franklin Street, Boston, Massachusetts 02110, as escrow agent (the “Escrow Agent”) cash in the amount of Four Million Dollars ($4,000,000) (the “Escrow Fund”) pursuant to a form of escrow agreement in the form attached as Exhibit E attached hereto (the “Escrow Agreement”), and such funds shall be subject to distribution as provided herein and in the Escrow Agreement, which escrow period shall be for twelve months following the Closing.

1.6  Purchase Price Adjustment.

(a)  For purposes of this Agreement, the following defined terms shall apply:

(i)  “Accounting Principles” means GAAP applied on a basis consistent with its application in the preparation of the Balance Sheet.

(ii)  “Base Amount” means $117,979.

(iii)  “Closing Assets” means all current assets, net of applicable reserves, of the Business as of the Closing Date that are Purchased Assets, calculated in accordance with the Accounting Principles.

(iv)  “Closing Liabilities” means all disclosed current Liabilities of the Business as of the Closing Date that are Assumed Obligations, calculated in accordance with the Accounting Principles.

(v)  “Closing Working Capital” means Closing Assets minus Closing Liabilities.

(vi)  “Closing Working Capital Statement” means an unaudited statement of Closing Working Capital that is prepared in accordance with the Accounting Principles.

(vii)  “Final Working Capital” means the Closing Working Capital (A) as shown in the Closing Working Capital Statement delivered by Buyer to Seller pursuant to Section 1.6(b), if no Notice of Objection with respect thereto is timely delivered by Seller to Buyer pursuant to Section 1.6(c); or (B) if a Notice of Objection is so delivered, (1) as agreed by Buyer and Seller pursuant to Section 1.6(d) or (2) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 1.6(d).

(b)  Within 90 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller the Closing Working Capital Statement which shall set forth Buyer’s calculation of Closing Working Capital.

(c)  Upon receipt from Buyer, Seller shall have 30 days to review the Closing Working Capital Statement (the “Review Period”). If Seller disagrees with Buyer’s computation of Closing Working Capital, Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the “Notice of Objection”), which sets forth its objections to Buyer’s calculation of Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Seller’s calculation of Closing Working Capital based on such objections. To the extent not set forth in the Notice of Objection, Seller shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Closing Working Capital Statement.

(d)  Unless Seller delivers the Notice of Objection to Buyer within the Review Period, Seller shall be deemed to have accepted Buyer’s calculation of Closing Working Capital and the Closing Working Capital Statement shall be final, conclusive and binding. If Seller delivers the Notice of Objection to Buyer within the Review Period, Buyer and Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Working Capital. If, at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent accounting firm mutually acceptable to Buyer and Seller (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 1.6 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Working Capital set forth in the Closing Working Capital Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and Seller and not on an independent review. Buyer and Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to Buyer and Seller, as promptly as practicable but in no event later than 45 days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Working Capital; provided that in no event shall Closing Working Capital as determined by the Independent Expert be less than Buyer’s calculation of Closing Working Capital set forth in the Closing Working Capital Statement nor more than Seller’s calculation of Closing Working Capital set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. Each party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(e)  Within three Business Days after Final Working Capital has been finally determined pursuant to this Section 1.6,

(i)  if Final Working Capital is less than the Base Amount, Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner provided in Section 1.6(f), an amount of cash equal to the difference between the Base Amount and Final Working Capital (the “Deficit Amount”); or

(ii)  if Final Working Capital exceeds the Base Amount, Buyer shall pay to Seller, as an adjustment to the Purchase Price, in the manner provided in Section 1.6(f), an amount of cash equal to the difference between Final Working Capital and the Base Amount (the “Excess Amount”).

(f)  The total payment shall be made by Seller or Buyer, as the case may be, by wire transfer of immediately available funds to an account designated in writing by Buyer, if there is a Deficit Amount, or Seller, if there is an Excess Amount, at least one Business Day prior to such transfer.

1.7  Further Assurances, Further Conveyances and Assumptions; Consent of Third Parties.

(a)  Subject to the confidentiality obligations of Buyer pursuant to Section 4.2(b), from time to time following the date hereof, Seller shall make available to Buyer all data in personnel records of Transferred Employees and other business records used in or held for use in or relating to the Business reasonably requested by Buyer to enable Buyer to transition such employees into Buyer’s records and otherwise comply with its obligations under Section 4.1 of this Agreement.

(b)  From time to time, whether before, at or following the Closing, Seller on the one hand and Buyer on the other hand shall execute, acknowledge and deliver all such further documents, conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to each of Buyer and Buyer Designated Assignees and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer and Buyer Designated Assignees under this Agreement and the Collateral Agreements and to assure fully to Seller and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer and Buyer Designated Assignees under this Agreement, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

(c)  Nothing in this Agreement or the Collateral Agreements nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Assigned Contract, Real Property Lease or other right, which by its terms or by Law is not capable of being sold, assigned, transferred, delivered or subleased without the consent or waiver of a Third Party or a Governmental Body or is cancelable by such Person in the event of any such sale, assignment transfer, delivery or sublease unless and until such consent or waiver shall be given. Seller shall use all reasonable efforts, and Buyer shall reasonably cooperate with Seller (but shall not be required to offer or expend additional consideration) to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer, delivery or sublease required by this Agreement or the Collateral Agreements and to obtain any other consents and waivers necessary to convey to Buyer or Buyer Designated Assignee, as the case may be, all of the Purchased Assets; provided that no Assigned Contract shall be amended and no right thereunder shall be waived to obtain any such consent or waiver without the prior written consent of Buyer or Buyer Designated Assignee, as the case may be. In the event any such consents or waivers are not obtained on or prior to the Closing Date, Seller shall continue to use all reasonable efforts to obtain any such consents or waivers after the Closing Date until such time as such consents or waivers have been obtained, and Seller shall cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer or Buyer Designated Assignee, as the case may be, shall receive the interest of Seller in the benefits under any non-assigned Purchased Asset, including, if economically feasible, performance by Seller as agent or performance by Buyer or Buyer Designated Assignee as a subcontractor pending receipt of any required consent, waiver or novation; provided that Buyer shall, and cause Buyer Designated Assignees to, undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer or Buyer Designated Assignees would have been responsible therefor hereunder if such consent or waiver had been obtained prior to the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Seller to Buyer (the “Seller Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule. The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article II; provided, however, that disclosure in any section of the Seller Disclosure Schedule shall be deemed to have been set forth in other applicable sections of the Seller Disclosure Schedule where such disclosure under such section is specifically cross-referenced therein.

2.1  Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except (i) in any jurisdiction that does not recognize the concept of good standing or (ii) where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Seller is not in default under its certificate of incorporation or bylaws.

2.2  Authority and Enforceability. Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action on the part of Seller, and (ii) do not require the adoption or approval by the Seller’s stockholders under applicable Law. Seller has duly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (b) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law). The Seller has the requisite corporate power and authority to enter into each Collateral Agreement and to consummate the transactions contemplated thereby. The execution and delivery by the Seller of each Collateral Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Seller. The Collateral Agreements will constitute the valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (b) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law). The Collateral Agreements will effectively vest in Buyer good, valid and marketable title to all the Purchased Assets free and clear of all Encumbrances, except for Permitted Encumbrances.

2.3  No Conflicts; Consents.

(a)  The execution and delivery of this Agreement by Seller do not, and the execution and delivery of each Collateral Agreement by the Seller and the performance by Seller of its obligations hereunder and thereunder (including without limitation the grant of the licenses under the License Agreement) and the consummation by Seller of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) violate the provisions of any of the certificate of incorporation or bylaws of the Seller, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (A) to which the Seller is a party, (B) of which the Seller is a beneficiary or (C) by which the Seller or any of its assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to the Seller, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or the Collateral Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Encumbrances upon any of the assets owned or used by the Seller; other than, in the case of clauses (ii) and (iii), any such conflicts, violations or defaults that would not reasonably be expected to have a Material Adverse Effect. Section 2.3(a) of the Seller Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Assigned Contract to which the Seller is a party (collectively, “Consents”) in order to sell, assign, transfer, convey and deliver to, Buyer all rights and benefits of the Seller under the Assigned Contracts without any impairment or alteration whatsoever.

(b)  No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Body or other Person, is required by or with respect to the Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby, including, without limitation, any consent or approval from the United States Department of the Treasury regarding CFIUS.

2.4  Financial Statements.

(a)  The Seller Disclosure Schedule contains true and complete copies of the following unaudited (as of the date of signing of this Agreement) and reviewed (as of the Closing Date) financial statements of the Business for the fiscal periods ended January 31, 2007 and 2006 (the “Financial Statements”).

(b)  Except as set forth on Section 2.4 of the Seller Disclosure Schedule, the Financial Statements are true, complete and correct and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Seller, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of October 31, 2006, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Seller maintains a standard system of accounting established and administered in accordance with GAAP.

2.5  No Undisclosed Liabilities. The Business has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) those set forth in Section 2.5 of the Seller Disclosure Schedule or (d) those that will not constitute an Assumed Obligation.

2.6  Receivables. The Receivables of the Business as set forth on the Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practice, and (b) to the Seller’s Knowledge, not subject to valid defenses, set offs or counterclaims. The allowance for collection losses on the Balance Sheet and, with respect to Receivables of the Business arising since the Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Business, have been determined in accordance with GAAP consistent with past practice.

2.7  Taxes.

(a)  All Tax Returns required to have been filed by or with respect to the Seller have been filed, and all such Tax Returns were correct and complete in all material respects Material to the Business. All Taxes owed by the Seller (whether or not shown on any Tax Return) that are Material to the Business have been paid. The Seller has adequately provided for, in its books of account and related records, Liability for all unpaid Taxes, including current Taxes not yet due and payable, that are Material to the Business.

(b)  There is no material dispute or claim concerning any Liability for Taxes with respect to the Seller that are Material to the Business (i) for which notice has been provided, or which have been asserted or threatened, by any authority in writing, or (ii) as to which the Seller otherwise has Knowledge. The Seller has not waived (and is not subject to a waiver of) any statute of limitations in respect of income Taxes and has not agreed to (and is not subject to) any extension of time with respect to an income Tax assessment or deficiency. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction or that Seller must file Tax Returns. There are no Encumbrances, other than Permitted Encumbrances, on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Taxes.

(c)  The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and has complied with all information reporting and backup withholding requirements, including maintenance of required records, with respect thereto.

(d)  None of the Purchased Assets constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. None of the Purchased Assets is subject to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets is a “long-term contract” within the meaning of Section 460 of the Code. None of the Assumed Obligations is an obligation to make a payment that is a nondeductible expense under Section 280G of the Code or would result in an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code.

(e)  The Seller has not received (and is not subject to) any ruling from, and has not entered into (and is not subject to) any agreement with, the IRS or any state or local tax authority that would be binding upon the Buyer.

(f)  The Seller is not a party to any income Tax allocation or sharing agreement. The Seller has no Liability for the Taxes of any other Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (i) as a transferee or successor, (ii) by contract, or (iii) otherwise.

2.8  Compliance with Law. The Seller has conducted, and is conducting, the Business in compliance in all material respects with all applicable Laws, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Purchased Assets. The Seller has not received notice regarding any violation of, conflict with, or failure to conduct the Business in material compliance with, any applicable Law, except any such notice that has been withdrawn or with respect to which the noncompliance described therein has been cured in all material respects.

2.9  Business Authorizations.

(a)  The Seller owns, holds or lawfully uses in the operation of the Business all Authorizations which are necessary for it to conduct the Business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by the Seller in the conduct of the Business (the “Business Authorizations”) free and clear of all Encumbrances, except where the failure to own, hold or lawfully use any such Business Authorizations would not in the aggregate result in a Material Adverse Effect. Such Business Authorizations are valid and in full force and effect. All material Business Authorizations are listed in Section 2.9(a) of the Seller Disclosure Schedule. To Seller’s Knowledge, no Person other than the Seller owns or has any proprietary, financial or other interest (direct or indirect) in any Business Authorization.

(b)  To Seller’s Knowledge, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Seller to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Business Authorization. The Seller has not received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Business Authorization. The Seller is not in default, nor has the Seller received notice of any claim of default, with respect to any Business Authorization, except for any default which would not reasonably be expected to result in a Material Adverse Effect.

2.10  Title to Personal Properties. Section 2.10 of the Seller Disclosure Schedule sets forth a complete and accurate list of all Personal Property Material to the Business that are Purchased Assets or that are leased as of the date of this Agreement, specifying whether such Personal Property listed under Section 2.10 is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease. The Seller has good and transferable title to all such Personal Property, free and clear of all Encumbrances except for Permitted Encumbrances. All leases listed under Section 2.10 are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, and neither the Seller nor, to Seller’s Knowledge, any other party thereto, is in material breach of any of the terms of any such lease.

2.11  Condition of Tangible Assets. All Purchased Assets with a current net book value in excess of $5,000 that are tangible property are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of the Business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

2.12  Real Property.

(a)  Section 2.12(a) of the Seller Disclosure Schedule contains a list of all real property and interests in real property covered by the Real Property Leases (the “Leased Real Property”).

(b)  Seller has delivered to Buyer a true and complete copy of the Real Property Leases. The Seller has peaceful, undisturbed and exclusive possession of the Leased Real Property.

(c)  To Seller’s Knowledge, the uses for which the buildings, facilities and other improvements located on the Leased Real Property are zoned do not restrict or impair, the use of the Leased Real Property for purposes of the Business.

(d)  To Seller’s Knowledge, no Governmental Body having the power of eminent domain over the Leased Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Leased Real Property. To Seller’s Knowledge, there are no pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof. The Seller has not received notice of any pending or threatened special assessment proceedings affecting any portion of the Leased Real Property.

(e)  The Leased Real Property and all present uses and operations of the Leased Real Property by Seller comply in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property. The Leased Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Business do not constitute a nonconforming use and is not the subject of a special use permit under any Law. The Leased Real Property is in suitable condition for the conduct of the Business as currently conducted.

(f)  No Person other than the Seller is in possession of any of the Leased Real Property or any portion thereof, and, to Seller’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Seller the right of use or occupancy of the Leased Real Property or any portion thereof.

2.13  Intellectual Property.

(a)  As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)  Section 2.13(b) of the Seller Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by the Seller and Material to the Business (whether exclusively, jointly with another Person or otherwise) (“Seller Owned Intellectual Property”). Except as described in the Seller Disclosure Schedule, the Seller owns the entire right, title and interest to all Seller Owned Intellectual Property free and clear of all Encumbrances.

(c)  Section 2.13(c) of the Seller Disclosure Schedule lists all licenses, sublicenses and other agreements (“In-Bound Licenses”) pursuant to which a third party authorizes the Seller to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property Material to the Business owned by a third party other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, including the incorporation of any such Intellectual Property into products of the Seller and, with respect to each such In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(d)  Section 2.13(d) of the Seller Disclosure Schedule lists all licenses, sublicenses and other agreements (“Out-Bound Licenses”) Material to the Business pursuant to which the Seller authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Seller Owned Intellectual Property or pursuant to which the Seller grants rights to use or practice any rights under any Intellectual Property owned by a third party, other than Out-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, and, with respect to each such Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e)  The Seller (i) exclusively owns the entire right, interest and title to each item of Intellectual Property Material to the Business as it is currently conducted free and clear of Encumbrances, or (ii) rightfully uses or otherwise enjoys such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in Section 2.13(e) of the Seller Disclosure Schedule. The Seller Owned Intellectual Property, together with the Seller's rights under the In-Bound Licenses listed in Section 2.13(e) of the Seller Disclosure Schedule (collectively, the “Seller Intellectual Property”), constitutes all the Intellectual Property Material to the Business.

(f)  All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Seller and Material to the Business (“Seller Registered Items”) that are currently due have been paid and all documents and certificates related to such Seller Registered Items have been filed with the relevant Governmental Body or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Items. There are no actions that must be taken by Buyer within 120 days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Seller Registered Items. All Seller Registered Items are in good standing, and are held in compliance with all applicable legal requirements. All Patents Material to the Business that have been issued to the Knowledge of Seller are valid.

(g)  Seller is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Seller Owned Intellectual Property. Section 2.13(g) of the Seller Disclosure Schedule lists the status of any proceedings or actions before the United States Patent and Trademark Office or any other Governmental Body anywhere in the world related to any of the Seller Owned Intellectual Property, including the due date for any outstanding response by the Seller in such proceedings and description of the applicable next action items. The Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Seller Owned Intellectual Property. Section 2.13(g) of the Seller Disclosure Schedule lists all previously held Seller Registered Items that the Seller has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.

(h)  To Seller’s Knowledge, none of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed by the Seller, or which are currently under development, in each case Material to the Business, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. To Seller’s Knowledge, the Seller, by conducting the Business as currently conducted or as proposed to be conducted, has not infringed and does not infringe upon, nor otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. The Seller has not received any communication alleging that the Seller has violated or, by conducting the Business as currently conducted or as proposed to be conducted, would violate, any Intellectual Property Rights of a third party nor, to Seller’s Knowledge, is there any basis therefor. No Action has been instituted, or, to Seller’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Seller Material to the Business and none of the Seller Intellectual Property is subject to any outstanding Order. To Seller’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of the Seller Material to the Business or has otherwise misappropriated or is otherwise misappropriating any Seller Intellectual Property.

(i)  With respect to the Proprietary Information of the Seller Material to the Business, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. The Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Seller Material to the Business that is not covered by an issued Patent. Any receipt or use by, or disclosure to, a third party of Proprietary Information Material to the Business owned by the Seller has been pursuant to the terms of binding written confidentiality and non-use agreement between the Seller and such third party (“Nondisclosure Agreements”). True and complete copies of the form or forms of Nondisclosure Agreements pursuant to which Seller has disclosed any Proprietary Information Material to the Business owned by the Seller, and any amendments thereto, have been provided to Buyer. The Seller is, and to Seller’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. The Seller is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Seller to use, Proprietary Information Material to the Business owned by such third party.

(j)  All current and former employees, consultants and contractors of the Business have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property Material to the Business conceived or developed by such employees, consultants or contractors in connection with their services for the Business (“Work Product Agreements”). True and complete copies of the form of Work Product Agreements executed and delivered by such employees, consultants and contractors have been provided to Buyer. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Seller Owned Intellectual Property.

(k)  To Seller’s Knowledge, no employee, consultant or contractor of the Seller has been, is or will be, by performing services for the Business, in violation of any term of any employment, invention disclosure or assignment, confidentiality or noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or contractor’s employment in the Business or any services rendered by such employee, consultant or contractor.

(l)  All Intellectual Property that has been distributed, sold or licensed to a third party by the Seller Material to the Business that is covered by warranty conformed and conforms to, and performed and performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Seller for the time period during which such representations and warranties apply.

(m)  The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, in and of themselves, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate the Seller’s rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Body or other third party in respect of any such Intellectual Property.

2.14  Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement):

(a)  there has not been any Material Adverse Effect;

(b)  the Seller has not amended or changed, or proposed to amend or change, its certificate of incorporation or bylaws in a manner that could be expected to delay the consummation of the transactions contemplated by this Agreement;

(c)  the Seller has not, except in the ordinary course of business (i) increased or modified the compensation or benefits payable or to become payable by the Seller to any current or former directors, employees, consultants or contractors of the Business, (ii) increased or modified any Benefit Plan made to, for or with any current or former directors, employees, consultants or contractors of the Business, or (iii) entered into any employment, severance or termination agreement Material to the Business;

(d)  the Seller has not sold, leased, transferred or assigned any property or assets Material to the Business, except for the grant of non-exclusive Out-Bound Licenses in the ordinary course of the Business consistent with past practice;

(e)  the Seller has not incurred, assumed or guaranteed any Indebtedness Material to the Business;

(f)  the Seller has not mortgaged, pledged or subjected to Encumbrances any assets, properties or rights Material to the Business;

(g)  the Seller has not entered into, amended, modified, canceled or waived any rights under, any Material Contract and no Material Contract has been terminated or cancelled, except in the ordinary course of business;

(h)  there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business;

(i)  to Seller’s Knowledge, there has not been any violation of, or conflict with, any applicable Law or any Business Authorization which could reasonably be expected to have a Material Adverse Effect;

(j)  there has not been any material damage, destruction or loss with respect to the assets, properties and rights of the Business, whether or not covered by insurance;

(k)  the Seller has not made any change in the accounting practices Material to the Business;

(l)  the Seller has not made any Tax election, changed its method of Tax accounting or settled any claim for Taxes, in each case Material to the Business; and

(m)  the Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.

2.15  Contracts.

(a)  Except as set forth in Section 2.15 of the Seller Disclosure Schedule, the Seller is not a party to, or bound by, in each case Material to the Business:

(i)  any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that involves (A) annual payments by the Seller of $15,000 or more, or (B) aggregate payments by the Seller of $15,000 or more;

(ii)  any Contract or series of related Contracts for the sale by the Seller of (A) materials, supplies, goods, services, equipment or other assets, that involves a specified annual minimum dollar sales amount of $5,000 or more, or (B) pursuant to which the Seller received payments of more than $10,000 in the year ended January 31, 2007;

(iii)  any Contract that requires the Seller to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)  any Contract or series of related Contracts that (A) continues over a period of more than six months from the date hereof or (B) involves payments to or by the Seller exceeding $10,000, other than arrangements disclosed pursuant to the preceding paragraphs (i) and (ii);

(v)  any partnership, joint venture, teaming or similar Contract;

(vi)  any distribution, dealer, representative or sales agency Contract;

(vii)  any Real Property Lease;

(viii)  any Contract for the lease of Personal Property which provides for payments to or by the Seller in any one case of $5,000 or more annually or $10,000 or more over the term of the Contract;

(ix)  any Contract which provides for the indemnification by the Seller of any Person (including any of its officers or directors), the undertaking by the Seller to be responsible for consequential damages, or the assumption by the Seller of any Tax, environmental or other Liability;

(x)  any Contract with any Governmental Body;

(xi)  any note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of the Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xii)  any Contract for any capital expenditure or leasehold improvement in any one case in excess of $5,000 or any such Contracts in the aggregate greater than $10,000;

(xiii)  any Contract which restrains or purports to restrain the ability of the Seller to engage or compete in any manner or in any business or in any geographic location, or that would so restrain or purport to restrain any purchaser of the Business such as the Buyer;

(xiv)  any Out-Bound License or In-Bound License entered into other than in the ordinary course of business, including In-Bound Licenses and Out-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses;

(xv)  any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(xvi)  any collective bargaining Contract or other Contract with any labor organization, union or association;

(xvii)  any Contract that is an employment, consulting, termination or severance Contract; and

(xviii)  any Contract for the development or maintenance relating to any GSA schedule; and

(xix)  any Contract that is otherwise material to the Seller and not previously disclosed pursuant to this Section 2.15.

(b)  Each Contract listed or required to be listed in Section 2.15 of the Seller Disclosure Schedule (collectively with all Contracts related to Intellectual Property disclosed under Section 2.13, the “Material Contracts”) is valid and enforceable against Seller in accordance with its terms. The Seller has complied in all material respects with and is in compliance in all material respects with, and to Seller’s Knowledge, all other parties thereto have complied with and are in compliance in all material respects with, the provisions of each Material Contract, except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect.

(c)  The Seller is not, and to Seller’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, except for such defaults that would not reasonably be expected to have a Material Adverse Effect, and the Seller has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. To Seller’s Knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d)  Seller has delivered or made available to Buyer accurate and complete copies of each Material Contract and each other Assigned Contract that Buyer has requested.

2.16  Sufficiency of Purchased Assets. The Purchased Assets include as of the date of this Agreement all material assets, properties and rights reflected on the Financial Statements other than (i) Receivables collected, (ii) Prepaid Expenses realized, (iii) the Excluded Assets and (iv) assets replaced by substantially equivalent assets, in the case of each of (i)-(iv) in the ordinary course of the Business consistent with past practice. The Purchased Assets to be acquired under this Agreement and the other agreements contemplated hereby and Intellectual Property licensed pursuant to the License Agreement, taken as a whole, constitute all material assets that are used in, necessary and sufficient to conduct the Business as currently conducted or as proposed to be conducted (other than the Excluded Assets).

2.17  Litigation. There is no Action Material to the Business, pending or, to Seller’s Knowledge, threatened that (i) challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Collateral Agreements, (ii) could result in the refund of monies or the termination of a Contract, or (iii) would reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and the Collateral Agreements. There is no Action against any current or, to Seller’s Knowledge, former director or employee of the Business with respect to which the Seller has or is reasonably likely to have an indemnification obligation. There is no unsatisfied judgment, penalty or award, in each case Material to the Business, against or affecting the Seller or any of its assets, properties or rights.

2.18  Employee Benefits.

(a)  “Benefit Plan” means any employment, compensation, vacation, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retirement or fringe benefit plan, practice, program, agreement, arrangement, or employee benefit plan or remuneration within the meaning of Section 3(3) of ERISA and any related or separate contracts, plans, trusts, programs, policies and arrangements (whether or not within the meaning of Section 3(3) or ERISA) that (i) is contributed to or maintained or sponsored by the Seller or to which the Seller has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate (as defined below), and (ii) provides benefits of economic value to any present or former employee, consultant or director of Seller, or present or former beneficiary, dependent or assignee of any such present or former employee, consultant or director. “ERISA Affiliate” means any person, that together with the Seller, is or was at any time treated as a single employer under the Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Seller is or has been a general partner. For purposes of this Section 2.18, the term “Seller” includes any ERISA Affiliate.

(b)  Section 2.18(b) of the Seller Disclosure Schedule contains a complete list of each Seller Benefit Plan and the Seller has no liability with respect to any other benefit plan or arrangement and has no commitment or obligation to establish any other benefit plan or arrangement.

(c)  Each Seller Benefit Plan (and each related trust, insurance contract or funding arrangement) has been maintained and operated in material compliance with its terms and complies in all material respects in form and operation with the applicable requirements of ERISA, the Code and other applicable laws, including, but not limited to, all reporting, disclosure, funding and fiduciary requirements, and no condition exists with respect to any Seller Benefit Plan that could have a material adverse effect on, or result in material liability, to the Buyer or any Encumbrance upon the Assets.

(d)  The Seller does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to Section 302 of ERISA, section 412 of the Code or Title IV of ERISA. None of the Seller Benefit Plans is a multiemployer plan (as defined in Section 3(37) of ERISA). The Seller does not contribute to, and has never contributed to or had any other liability with respect to, a multiemployer plan.

(e)  All contributions as well as obligations of the Seller under any Seller Benefit Plan which are due for any period ending on or before the Closing Date have been paid or accrued by the Seller.

(f)  Each Seller Benefit Plan intended to constitute a qualified plan under Section 401(a) of the Code has received a determination letter or an opinion letter from the IRS to the effect that it meets the requirements of Section 401(a) of the Code. No circumstance exists or has existed which would cause any Seller Benefit Plan to cease to constitute a qualified plan under Section 401(a) of the Code.

(g)  As of the Closing Date, the Buyer does not, and shall not, either directly or indirectly, have any obligation or liability, as a matter of law or otherwise, with respect to any Seller Benefit Plan that was sponsored or maintained by the Seller or to which the Seller contributes or for which the Seller had, or may have, any liability, contingent or otherwise, either directly or indirectly through an ERISA Affiliate.

2.19  Labor and Employment Matters.

(a)  Section 2.19(a) of the Seller Disclosure Schedule sets forth (i) a list of all Business Employees (including title and position), contractors and consultants of the Business as of the date hereof and (ii) the base compensation and benefits of each such Business Employee, contractor and consultant. The employment of all Business Employees, contractors and consultants may be terminated at any time with or without cause and without any severance or other Liability to the Seller.

(b)  The Seller is not a party or subject to any labor union or collective bargaining agreement in connection with the Business. There have not been, and there are not pending or, to Seller’s Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve Business Employees. There is no unfair labor practice, charge or complaint pending, unresolved or, to Seller’s Knowledge, threatened before the National Labor Relations Board with respect to the Business. To Seller’s Knowledge, no event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute in connection with the Business.

(c)  The Seller has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities in connection with the Business. There are, and have been, no material violations of any other Law by Seller respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee or other Person in connection with the Business, except for such violations that would not reasonably be expected to have a Material Adverse Effect. The Seller has filed all material reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee or other Person in connection with the Business, and will timely file prior to Closing all such material reports, information and notices required by any Law to be given prior to Closing.

(d)  The Seller has paid or properly accrued in the ordinary course of the Business all wages and compensation due to Business Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e)  The Seller is not a party to any Contract which restricts the Seller from relocating, closing or terminating any of its operations or facilities or any portion thereof. The Seller has not effectuated (i) a “plant closing” (as defined in the WARN Act) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of the Seller, except in accordance with the WARN Act. The consummation of the transactions contemplated by this Agreement will not create liability for any act by the Seller on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

(f)  The Seller has complied and is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986. Section 2.19(f) of the Seller Disclosure Schedule sets forth a true and complete list of all Business Employees working in the United States who are not U.S. citizens and a description of the legal status under which each such Business Employee is permitted to work in the United States. All Business Employees who are performing services for the Seller in the United States are legally able to work in the United States and will be able to continue to work in the Business in the United States following the consummation of the transactions contemplated by this Agreement.

2.20  Insurance.

(a)  Section 2.20(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each insurance policy and fidelity bond which covers the Business and the Seller with respect to the Business (the “Policies”). There are no pending material claims under any of such Policies with respect to the Business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)  Section 2.20(b) of the Seller Disclosure Schedule describes any self-insurance arrangement by or affecting the Seller with respect to the Business, including any reserves thereunder.

(c)  All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. The Seller has not received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Policy. To the Seller’s Knowledge, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy with respect to the Business. The Seller has no Knowledge of any threatened termination of any Policy.

2.21  Product Warranty.

(a)  There are no warranties (express or implied) outstanding with respect to any products currently or formerly sold, distributed, shipped or licensed (“Products”), or any services rendered, by the Seller in connection with the Business, beyond that set forth in the standard conditions of sale or service, copies of which are included in Section 2.21(a) of the Seller Disclosure Schedule.

(b)  Each Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the Seller in connection with the Business has been in conformity in all material respects with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products. Each Product that has been manufactured, sold, distributed, shipped or licensed prior to Closing contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

(c)  The Balance Sheet reflects adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the Seller in connection with the Business on or prior to the Balance Sheet Date. The accounting records of the Business will reflect adequate reserves (in accordance with GAAP) for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed, or services rendered by, the Seller in connection with the Business on or prior to the Closing.

2.22  Suppliers and Customers.

(a)  Section 2.22 of the Seller Disclosure Schedule sets forth with respect to the Business:

(i)  each supplier from whom purchases exceeded $20,000 in the year ended January 31, 2007, or that is otherwise material to the Business;

(ii)  each supplier who constitutes a sole source of supply to the Business; and

(iii)  with respect to the year ended January 31, 2007, each customer that contributed at least 10% of the revenues of the Business for such year.

(b)  To the Seller’s Knowledge, the relationships of the Business with each supplier and customer required to be listed in Section 2.22 of the Seller Disclosure are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated, or, to Seller’s Knowledge, threatened to cancel or otherwise terminate, its relationship with the Business. The Seller has not received notice that any such supplier or customer may cancel, terminate or otherwise materially and adversely modify its relationship with the Business or limit its services, supplies or materials to the Business, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

2.23  Solvency.

(a)  The Seller is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement and the Collateral Agreements. “Insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person’s assets.

(b)  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Collateral Agreements: (i) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller. The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities and judgments promptly in accordance with their terms.

2.24  Brokers or Finders. Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Collateral Agreements, except Allen & Company LLC, whose fees and expenses will be paid solely by Seller.

2.25  Prepayments of Maintenance and Service Fees. Except as set forth on Schedule 2.25, Seller represents and warrants that it has not received any prepayment for maintenance or services for any of the Assigned Contracts set forth on Schedule 1.1(a).

2.26  Customer Defaults, Non Renewals or Notices of Termination. Except as set forth on Schedule 2.26, Seller represents and warrants to its Knowledge that none of the customers named in the Assigned Contracts on Schedule 1.1(a), has, since March 31, 2007, defaulted on any of its obligations under the applicable Assigned Contract, failed to renew the Assigned Contract or terminated the Assigned Contract. To the extent that Seller breaches this representation and warranty, Buyer shall be entitled to two times the payment received under the Assigned Contract by Seller in 2006 from the Escrow Fund.

2.27  Consents /Non-Assignability. Except as set forth on Schedule 2.27, Seller has no Knowledge of any customer who will not consent to the assignment of its Contract to Buyer or its designee. To the extent that Seller breaches this representation and warranty or a Customer refuses to provide its consent after diligent efforts by the Buyer or Buyer’s designee, Buyer shall be entitled to two times the payment received under the Assigned Contract by Seller in 2006 from the Escrow Fund.

2.28  Breach of License Agreement by Customer. Except as set forth on Schedule 2.28, Seller represents and warrants that no customer is (a) in default of its payment obligations of its license agreement or (b) to Seller’s Knowledge, in default of any other provision of its license agreement with Seller as of the Closing.

2.29  Disclosure. The representations, warranties and statements made in this Agreement and any agreement, certificate, statement or document furnished on behalf of Seller in connection with the transactions contemplated by this Agreement, taken as a whole, do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the following are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date:

3.1  Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has all requisite corporate power and authority to own, operate or lease its assets and to conduct its business as presently conducted.

3.2  Authority. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and all Collateral Agreements contemplated to be executed, delivered and performed by it under this Agreement. Each of such execution, delivery and performance has been duly authorized by all necessary corporate and other action as required under applicable law.

3.3  Valid and Binding Obligations. This Agreement and the Collateral Agreements have been duly executed and delivered by Buyer and constitute the valid, legal and binding obligations of Buyer.

3.4  No Breach or Violation; Consents.

(a)  The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of Buyer's Memorandum of Association or of any material lease, license, permit, loan agreement, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, any court injunction, or decree, or any valid or enforceable order of a governmental agency having jurisdiction over Buyer, or other agreement, instrument or arrangement to which Buyer is a party or by which Buyer or its property is bound; or (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Buyer, that, in the case of clauses (i) and (ii), would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Collateral Agreements.

(b)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Person (including any Governmental Body) is required to be obtained by Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation by Buyer of the transactions contemplated hereby or thereby that has not been obtained that, if not obtained, would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Collateral Agreements.

3.5  Financing. Buyer has sufficient cash and cash equivalents to make payment of the Purchase Price.

3.6  Litigation. Buyer is not a party to any pending or, to Buyer’s Knowledge, threatened Action which would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Collateral Agreements.

ARTICLE IV

CERTAIN COVENANTS

4.1  Business Employees.

(a)  Prior to the Closing Date, Buyer shall make written offers of employment (each, an “Employment Offer”) to all Business Employees listed on Schedule 4.1 attached hereto. Business Employees who accept such offer of employment, as of the effective date of their employment with Buyer or one of its Affiliates, shall be referred to as “Transferred Employees.” Each Employment Offer shall include base salary or base wages which are comparable to those in effect for such Transferred Employee immediately prior to the Closing Date and shall not require such Transferred Employee to relocate more than twenty (20) miles from his or her existing business location. All offers of employment made by Buyer will be "at will" without any fixed period of employment. Seller shall terminate the employment of all Transferred Employees effective immediately prior to the Closing.

(b)  On the Closing Date, Buyer shall provide Transferred Employees with health, welfare and retirement benefits that are provided to similarly situated employees of Buyer. With regard to any benefit plans of Buyer for which service with Buyer is relevant for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates, Buyer, to the extent practicable, shall treat and cause such benefit plans to treat the service of the Transferred Employees with the Seller prior to the Closing Date as service rendered to Buyer for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates. Promptly following the date of this Agreement, the Seller shall deliver to the Buyer a true and correct schedule setting forth such service for each employee of the Seller. The Buyer shall use commercially reasonable efforts to ensure that no Transferred Employee, nor any eligible dependents of a Transferred Employee who, at the Closing, are participating in the Seller's group health plans, shall be excluded from the Buyer's group health plans, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation. Notwithstanding the foregoing, the Buyer shall not be required to provide any coverage, benefits, or credit that is not permitted under the terms of the Buyer's benefit plans.

(c)  Notwithstanding anything in this Agreement to the contrary: (i) neither Buyer nor any of its Affiliates shall adopt, become a sponsoring employer of, or have any obligations under or with respect to the Benefit Plans, and Seller shall be solely responsible for any and all liabilities which have arisen or may arise under or in connection with any Benefit Plan; (ii) Seller shall be solely responsible for any and all liabilities relating to or arising out of the employment of Business Employees who do not become Transferred Employees, whether such liabilities arise before, on or after the Closing Date; and (iii) Seller shall be solely responsible for any and all liabilities relating to or arising out of the employment of any Transferred Employee by Seller before the date he or she actually becomes a Transferred Employee.

(d)  Seller shall retain and perform all Liabilities and maintain all insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to Seller's employees and their covered dependents; provided that Buyer shall perform all of its obligations under COBRA with respect to Transferred Employees that become covered by any group health insurance plan of Buyer.

(e)  Nothing in this Agreement confers upon any Business Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 4.1. Nothing in this Agreement shall limit the right of Buyer to terminate or reassign any Transferred Employee after the Closing or to change the terms and conditions of his or employment in any manner.

(f)  For a period of two (2) years after the Closing Date, (i) each party hereto agrees that it shall not, and shall cause its Affiliates not to, induce or solicit directly or indirectly any employee of the other party hereto to terminate such employee’s employment with such other party and its Affiliates; (ii) Seller shall not, and shall cause its Affiliates not to, hire any of the Transferred Employees. Each party hereto shall be entitled to seek an injunction against the other party hereto for a breach of this Section 4.1(f).

4.2  Access; Confidentiality.

(a)  Seller shall (a) afford to the officers, employees, consultants, attorneys, agents, engineers and other representatives (“Agents”) of Buyer free and full access to the properties, assets, books and records of or relating to the Purchased Assets and the Assumed Obligations to the extent reasonably necessary to facilitate the transfer of the Purchased Assets to Buyer, and the assumption of the Assumed Obligations by Buyer, contemplated hereby, upon reasonable notice and during normal business hours, (b) permit them to make extracts from and copies of such books and records, (c) from time to time furnish to Buyer’s Agents such other information concerning the Purchased Assets and Assumed Obligations as Buyer may reasonably request and (d) use reasonable commercial efforts to cooperate with Buyer’s Agents in connection with Buyer’s confirmatory legal due diligence process. No investigation by or on behalf of a Party shall affect the representations and warranties of the other Party hereunder.

(b)  Each of the Parties hereto will hold, and will cause its Agents to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between Seller and Buyer dated November 2, 2006 (the “Confidentiality Agreement”).

4.3  Conduct of Business. During the period from the date of this Agreement and continuing until the earlier termination of this Agreement or the Closing Date, Seller shall, and shall cause each of its subsidiaries, to use commercially reasonable efforts to:

(a)  (i) maintain its corporate existence, (ii) pay or perform the Liabilities of the Business when due, and (iii) carry on the Business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance in all material respects with all Laws, Authorizations and Contracts;

(b)  preserve intact its Business organization consistent with past practices and policies, keep available the services of its present Business employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having dealings with the Business consistent with past practices and policies; provided that Seller is not authorized to, and shall not, make any commitments on behalf of Buyer;

(c)  maintain the assets, properties and rights included in the Purchased Assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;

(d)  maintain the Business Records in accordance with past practice, and maintain in full force and effect all Authorizations and Policies Material to the Business;

(e)  (i) confer with Buyer prior to implementing operational decisions of the Business of a material nature, (ii) report on a regular basis concerning the status of the Business, and (iii) promptly notify Buyer of any event or occurrence not in the ordinary course of the Business; and

(f)  (i) conduct the Business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date in all material respects, and (ii) cause all of the conditions to the obligations of Buyer under this Agreement to be satisfied as soon as practicable following the date hereof.

4.4  Negative Covenants. Except as expressly provided in this Agreement, Seller shall not, and shall not permit any subsidiary of Seller to, do any of the following, in each case with respect to the Business, without the prior written consent of Buyer:

(a)  adopt or propose any amendment to the certificate of incorporation, bylaws or other governing documents of Seller or any of its subsidiaries that could reasonably be expected to delay the consummation of the transactions contemplated by this Agreement;

(b)  (i) except as required by applicable law or in the ordinary course of business, modify the compensation or benefits payable or to become payable by the Seller or any subsidiary of the Seller to any current or former employees, contractors or consultants of the Business, (ii) except as required by applicable law or in the ordinary course of business, modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former employees, contractors or consultants of the Business, or (iii) except as in the ordinary course of business, enter into any employment, severance or termination agreement with any employees, contractors or consultants of the Business; provided, however, that Seller shall be entitled to adopt a retention bonus plan for non-Transferred Employees so long as it bears the costs thereof;

(c)  except as required by applicable law, establish, adopt, enter into, amend or terminate any benefit plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Business;

(d)  sell, lease, transfer, assign, mortgage, pledge or subject any Encumbrances to, except Permitted Encumbrances, any Purchased Assets, except in the ordinary course of business;

(e)  not cancel any debts or waive any claims or rights of substantial value, except in the ordinary course of business;

(f)  amend, modify, cancel or waive any rights of substantial value, except in the ordinary course of business;

(g)  take any action or engage in any transaction that is material to, or outside the ordinary course of, the Business;

(h)  make any filings or registrations with any Governmental Body, except routine filings and registrations made in the ordinary course of the Business consistent with past practice;

(i)  be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Business;

(j)  make any changes in its accounting methods, principles or practices materially affecting the Business;

(k)  make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes, in each case Related to the Business;

(l)  take any action or omit to do any act which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of Seller not to be true and correct in all material respects as of the Closing Date;

(m)  For each Transferred Employee who has within 10 days of the Closing entered into an agreement with Buyer or Buyer Designated Assignee, as applicable, containing a non-compete provision substantially similar to either of the two versions of such provision appearing on Schedule 4.4(m) (a “Non-Compete Provision”), if, such Transferred Employee is solicited by and accepts employment with a Competitor of Buyer or Buyer Designated Assignee in breach of the Non-Compete Provision within ninety (90) days of the Closing Date, Seller shall make a payment to Buyer equal to fifty thousand dollars ($50,000) for each such Transferred Employee’s breach, provided that no payment by Seller will be due if such solicitation and/or hiring of a Transferred Employee by a Competitor was caused by, in whole or part, the action, omission or waiver of Buyer or Buyer Designated Assignee. For purposes of this subsection, a Competitor is a business that provides search software solutions to enterprises and government agency customers in the United States; or

(n)  agree, whether in writing or otherwise, to do any of the foregoing.

4.5  Taxes.

(a)  Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all applicable Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any Business Employee for a taxable period or portion thereof ending on or prior to the Closing Date, and (ii) Buyer will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer or any of its Affiliates to any Transferred Employee after the Closing Date.

(b)  All Taxes, including personal property Taxes and similar ad valorem obligations, levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for, and shall indemnify and hold Buyer harmless from and against any Losses for, the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for, and shall indemnify and hold Seller harmless from and against any Losses for, the proportionate amount of such Taxes that is attributable to the Post-Closing Period. If, as of the Closing Date, bills for such Taxes for a taxable period that includes the Closing Date have not been issued and the amount of such Taxes for such period is not known, the apportionment of such Taxes for such period shall be made at the Closing on the basis of the prior period’s Taxes. After the Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by such party. Notwithstanding any other provision of this Agreement, (i) any obligation of the Seller to reimburse the Buyer pursuant to this Section 4.5(b) shall not constitute an Assumed Obligation, and (ii) any right of the Seller to be reimbursed by the Buyer pursuant to this Section 4.5(b) shall not constitute a Purchased Asset.

(c)  The purchase price for the Purchased Assets and all other capitalized costs shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Code and the Treasury regulations thereunder. Such allocation shall mutually agreed upon by the Parties within ninety (90) days subsequent to the Closing (the “Price Allocations”). Each of the parties hereto shall comply with the Price Allocations at all times on and after the Closing Date, including the agreement by Buyer and Seller to timely file Internal Revenue Service Form 8594 in accordance with the Price Allocations and, except to the extent otherwise permitted by such Price Allocations, to prepare and file all Tax Returns and reports consistently with such allocation.

(d)  Buyer and Seller shall cooperate with respect to all Tax matters and shall keep each other apprised of any Tax audit or other controversy that may affect the other or result in an indemnification obligation under this Agreement.

(e)  Seller shall be responsible for, and shall pay when due, all sales, transfer, value added (to the extent not creditable) or similar Taxes and all recording and filing fees and other similar costs that may be imposed, assessed or payable by reason of the sales, transfers, leases, rentals, licenses, assignments and assumption of liabilities, if any, required under this Agreement or the Collateral Agreements. Buyer and Seller shall cooperate in timely making and filing all filings, Tax Returns, reports and forms as may be required with respect to any Taxes described in the preceding sentence. Buyer and Seller shall use reasonable efforts to avail themselves of any available exemptions or other opportunities to reduce or eliminate any such Taxes or fees. Notwithstanding any other provision hereof, Seller shall be responsible for income and capital gains Taxes or franchise or other Taxes based on gross or net income of Seller from the sale of the Purchased Assets.

4.6  Advice of Changes. Seller shall give prompt notice to Buyer of (a) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or reasonably could have a Material Adverse Effect, or would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (b) the failure of any condition precedent to Buyer’s obligations hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (d) any notice or other communication from any Governmental Body in connection with the consummation of the transactions contemplated by this Agreement, or (e) the commencement of any Action that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.17; provided, however, (i) the delivery of any notice pursuant to this Section 4.6 shall not limit or otherwise affect any remedies available to Buyer, and (ii) disclosure by Seller shall not be deemed to amend or supplement the Seller Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

4.7  Receivables. To the extent Seller collects or receives payment for any of the Receivables included in the Purchased Assets after the Closing, Seller shall promptly, but not later than ten (10) Business Days after collection or receipt thereof, remit such funds to Buyer.

4.8  Responsibilities Under Assigned Contracts. Should the consent or waiver of any Third Party or a Governmental Body to the assignment of any Assigned Contract include as a condition of such consent or waiver that the Seller shall in any way guarantee or otherwise remain responsible for the performance of any Assigned Contract, the Buyer shall fully indemnify the Seller for any costs, losses, damages, or other liability the Seller may incur as a result of the non-performance by the Buyer. Should the consent or waiver of any Third Party or a Governmental Body to the assignment of any Assigned Contract include as a condition of such consent or waiver that the Seller post a performance bond guaranteeing performance of any Assigned Contract, the Buyer shall be responsible for the payments of any costs incurred by the Seller in obtaining such bond.

4.9  Restrictive Covenants.

(a)  Seller covenants that, commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Noncompetition Period”), Seller shall not, and is shall cause any Affiliates it controls not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit Seller’s or any such Affiliate’s name to be used in connection with, the Business or any business anywhere in the world which is engaged, either directly or indirectly, in the business of developing, manufacturing, marketing or selling any products or equipment or providing any services which are competitive with products or equipment manufactured, marketed, sold or under development by, or services provided by, the Business (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non competition covenant (and the non solicitation covenant set forth in Section 4.1(f)) are therefore not appropriate. Buyer acknowledges that the restrictions of this Section 4.9 are not intended to bind Allen & Company Incorporated, Allen & Company LLC or any of their respective Affiliates other than Seller and its Affiliates.

(b)  Seller acknowledges that the restrictions contained in this Section 4.9 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. Seller acknowledges that any violation of this Section 4.9 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.9, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which Seller or controlled Affiliate is determined to be in breach of its obligations under this Section 4.9 by a court of competent jurisdiction.

(c)  In the event that any covenant contained in this Section 4.9 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 4.9 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

4.10  Release of Encumbrances. Prior to the Closing Date, Seller shall cause to be released all Encumbrances, other than Permitted Encumbrances, in and upon any of the Purchased Assets.

4.11  Consents. Seller shall use its commercially reasonable efforts to obtain all Consents that are required under the Assigned Contracts in connection with the consummation of the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, Buyer thereunder; provided that no Assigned Contract shall be amended and no right thereunder shall be waived to obtain any such Consent without the prior written consent of Buyer.

4.12  Classified Contracts Partner. Buyer shall within two months from the signing of this Agreement secure a partner that could assume any classified contracts or those which involved cleared employees that are Related to the Business, and such assets, personnel, clearance, other resources and contracts relating thereto (collectively, the “Classified Business”). If Buyer has not identified a mechanism or partner within two months from the signing of this Agreement, the Closing shall occur if all other conditions are satisfied, and Seller agrees to continue to carry out the Classified Business after Closing and for up to one year from the signing of this Agreement. Buyer would ensure that Seller would not have any adverse impact from carrying out such contracts, and Buyer will reimburse Seller for all costs incurred in connection therewith. During this twelve-month period, Seller will cooperate with Buyer to facilitate an assignment or transfer of such contracts to a party as identified by Buyer. If at the end of the twelve-month period, such contracts are not assigned or transferred, then Seller and Buyer shall consult in good faith and determine whether to extend this period; provided, however that Seller shall have no adverse economic impact from extending such period, and Buyer shall reimburse Seller for all costs incurred in connection therewith.

4.13  Amendment to Add Additional Parties. Prior to the Closing, Seller and Buyer shall amend the Agreement, pursuant to an amendment in a form mutually agreeable to the Parties, to add as parties to the Agreement (a) any direct or indirect subsidiaries of Seller that own Purchased Assets and (b) Buyer’s Parent or any of its direct or indirect subsidiaries that shall receive the Purchased Assets upon the consummation of Closing. The amendment shall subject the additional parties to such provisions as is customary for transferors and transferees of the Purchased Assets, as applicable.

4.14  Transition Services Agreement. Prior to the Closing, Seller and Buyer shall agree to a form of transition services agreement in a form mutually agreeable to the Parties to be effective as of the Closing, pursuant to which Seller shall provide certain services to Buyer at Buyer’s sole cost and expense.

4.15  Undisclosed Assigned Contracts. To the extent that Seller has failed to provide Buyer with a copy of any Assigned Contract prior to the Closing, Buyer shall be entitled to receive from the Escrow Fund, a sum equal to all costs incurred by Buyer or Buyer Designated Assignee in connection with such Assigned Contract as damages for Seller failing to disclose the existence of such Assigned Contract prior to Closing.

4.16  CFIUS. In the event that, during the nine (9) months following the Closing, additional changes in the transaction contemplated by this Agreement and approved by CFIUS (the “Approved Transaction”) are mandated by any government authority with jurisdiction including without limitation under CFIUS requirements, so long as there have been no changes in the structure of the Approved Transaction, Buyer shall be entitled to receive from the Escrow Fund one-half of any actual amounts expended in order to achieve compliance with the applicable ruling or order, including without limitation any payments which must be paid to Buyer Designated Assignee pursuant to its agreements with Buyer.

ARTICLE V

CONDITIONS TO CLOSING

5.1  Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to effect the Closing and consummate the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a)  Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations shall be true in all respects) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct (to the extent set forth above) as of such specified date.

(b)  Performance by Seller. Seller shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)  No Material Adverse Effect. There is no fact, event or circumstance that individually or taken together with all other facts, events and circumstances known to it, has had or reasonably could be expected to have a Material Adverse Effect.

(d)  No Injunctions or Laws. No Law or Order shall have been enacted, entered, promulgated, deemed applicable, enforced or otherwise be in effect that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or any of the Collateral Agreements, and no legal action or Governmental Body investigation or proceeding which, if adversely determined, may result in any such Law or Order being enacted, entered, promulgated, deemed applicable, enforced or otherwise being in effect, shall be pending.

(e)  Actions. No Action shall be pending or threatened before any court or other Governmental Body wherein an unfavorable Order would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or the Collateral Agreements, (ii) affect adversely the right of Buyer to own the Purchased Assets or (iii) restrain or prohibit Buyer’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the Business or Purchased Assets, or compel Buyer or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the Business or Purchased Assets or all or any material portion of the business and assets of Buyer and its Subsidiaries. No such Order shall be in effect.

(f)  Release of Encumbrances. Buyer shall have received evidence in form and substance reasonably satisfactory to Buyer that all Encumbrances, other than Permitted Encumbrances, with respect to the Purchased Assets have been released.

(g)  Consents and Approvals. Buyer shall have received from Seller the consents listed on Schedule 5.1(g). No consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in Buyer's sole discretion would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the purchase and sale of the Purchased Assets.

(h)  Delivery of Collateral Documents. Seller shall have executed and delivered the agreements and documents set forth in Section 6.2 hereof, and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(i)  Legal Opinion. Buyer shall have received from Heller Ehrman LLP, counsel to Seller, a favorable opinion in substantially the form attached hereto as Exhibit F and from Morris, Nichols, Arsht & Tunnell LLP, special counsel to the Seller, a favorable opinion under Delaware Law including the opinions that the transactions contemplated herein do not constitute a sale of substantially all of Seller’s assets and that no stockholder approval is required and in such form as reasonably satisfactory to Buyer.

(j)  Employees. The Business Employees as specified on Schedule 4.1 shall become Transferred Employees. In the event that any Business Employees do not accept Buyer’s offer of employment, Seller may propose, and Buyer, may accept, substitute employees (which shall be defined as current RetrievalWare employees or employees reasonably acceptable to Buyer and Seller),. Buyer agrees not to unreasonably withhold its acceptance of any proposed substitute employee.

5.2  Conditions Precedent to Seller’s Obligations. The obligations of Seller to effect the Closing and consummate the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(a)  Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations shall be true in all respects) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct (to the extent set forth above) as of such specified date.

(b)  Performance by Buyer. Buyer shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)  No Injunctions or Laws. No Law or Order shall have been enacted, entered, promulgated, deemed applicable, enforced or otherwise be in effect that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or any of the Collateral Agreements, and no legal action or Governmental Body investigation or proceeding which, if adversely determined, may result in any such Law or Order being enacted, entered, promulgated, deemed applicable, enforced or otherwise being in effect, shall be pending.

(d)  Delivery of Collateral Documents. Buyer shall have executed and delivered the agreements and documents set forth in Section 6.3 hereof, and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e)  Receipt of Fairness Opinion. Seller and its Independent Committee of the Board of Directors shall have received the opinion from its independent financial advisor that the Purchase Price of the transactions contemplated hereby is fair to the Company from a financial viewpoint (the “Fairness Opinion”).

ARTICLE VI

THE CLOSING

6.1  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gesmer Updegrove LLP, at 10:00 a.m. local time on a date to be specified by the parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article V (other than those conditions that by their nature will be satisfied at the Closing, but subject to satisfaction thereof at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

6.2  Seller’s Obligations. At the Closing, Seller will deliver to Buyer the following or shall cause the following to be delivered to Buyer, and to the extent not delivered, Buyer shall not be obligated to close as contemplated herein:

(a)  a duly executed Bills of Sale in the forms mutually agreed to (the “Bills of Sale”);

(b)  duly executed instruments of assignment of Intellectual Property in the forms mutually agreed to (the "IP Assignments");

(c)  a duly executed counterpart of the Instruments of Assumption of Obligations in the forms mutually agreed to (the “Assumption Agreements”);

(d)  a duly executed counterpart of the License Agreement;

(e)  a duly executed counterpart of the Escrow Agreement;

(f)  a duly executed certificate of an executive officer of Seller, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 5.1(a), 5.1(b) and 5.1(c);

(g)  certificate of incorporation of Seller, as amended and in effect as of the Closing Date, certified by the Secretary of State of Delaware;

(h)  certificates, as of the most recent practicable dates, as to the corporate good standing of Seller issued by the Secretary of State of the States of Delaware, Virginia and Maryland;

(i)  by-laws of Seller, as amended and in effect as of the Closing Date, and exemplar signatures of the authorized officers executing the transaction documents and related certificates, each certified by its President or Secretary as of the Closing Date;

(j)  resolutions of the Board of Directors authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by the Secretary of Seller as of the Closing Date; and

(k)  all other documents, instruments, and writings required or reasonably requested by Buyer to be delivered at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

6.3  Buyer’s Obligations. At the Closing, Buyer will deliver or cause to be delivered to Seller the following or shall cause the following to be delivered to Seller, and to the extent not delivered, Seller shall not be obligated to close as contemplated herein:

(a)  wire transfers of the Closing Cash Payment and Escrow Fund by immediately available funds as provided in Section 1.5 hereof;

(b)  a duly executed counterpart of the Assumption Agreement;

(c)  a duly executed counterpart of the License Agreement;

(d)  a duly executed counterpart of the Escrow Agreement;

(e)  a duly executed certificate of an executive officer of Buyer, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 5.2(a) and 5.2(b); and

(f)  all other documents, instruments and writings required or reasonably requested by Seller to be delivered at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

ARTICLE VII

INDEMNIFICATION

7.1  Indemnity from Seller. Seller hereby agrees to indemnify and hold Buyer, Buyer Designated Assignees and their Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (collectively, the "Buyer Indemnified Group") harmless from and against any and all claims (including third party claims), damages, charges, interest, penalties, Taxes, demands, liabilities, lawsuits, losses, causes of action and costs and expenses (including reasonable legal, consultant, accounting and other professional fees and fees and costs incurred in enforcing rights under this Article VII) (collectively, “Losses”) caused by, resulting from, arising out of or relating to or incurred by any Person included in the Buyer Indemnified Group (collectively, “Buyer’s Losses”) in connection with:

(a)  The breach of any representation or warranty of Seller contained in or made pursuant to this Agreement, the Seller Disclosure Schedule, any Collateral Agreement or any other certificate or document furnished by Seller to Buyer in connection with the transactions contemplated by this Agreement to be true, correct and accurate in all material respects as of the date of this Agreement (or as of such different date or period specified for such representation or warranty) and as of the Closing Date (or as of such different date or period specified for such representation or warranty);

(b)  Any Liability of Seller that is not an Assumed Obligation;

(c)  The breach or non-performance of any covenant or obligation to be performed by Seller as contained in this Agreement, the Seller Disclosure Schedule, any Collateral Agreement or any other certificate or document furnished by Seller to Buyer in connection with the transactions contemplated by this Agreement to the extent not waived by the other party hereto;

(d)  Any Liability arising out of (i) any Action brought by or on behalf of DSMC, Inc., whether or not related to the Business, (ii) the matters described in a letter dated September 18, 2005 from Acacia Research Corporation to the Seller, (iii) any Action brought by or on behalf of Business in Focus Productions Ltd. and/or Media eXchange Partners, whether or not related to the Business, (iv) any Action brought by or on behalf of HP Israel, whether or not related to the Business, (v) any Action brought by or on behalf of Capgemini and/or ITI Scotland, whether or not related to the Business, and (vi) any Action brought by or on behalf of Department of Commerce in connection with export laws and regulations and classifications, whether or not related to the Business;

(e)  Fraudulent transfer Laws or the failure to comply with any bulk sales Laws and similar Laws;

(f)  Any fees, expenses or other payments incurred or owed by the Seller to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Collateral Agreement (including, without limitation, Allen & Company LLC); and

(g)  Any liability as contemplated by (i) Sections 2.26, 2.27 and 4.4(m) and (ii) Sections 4.15 and 4.16 for each of which specific remedy amounts and payment from Escrow are contemplated therein.

The Seller shall not have any indemnification obligation for Buyer’s Losses (i) until the aggregate amount of Buyer’s Losses exceeds $100,000, and (ii) with respect to amounts in excess of Six Million Dollars ($6,000,000) in aggregate amount of Buyer’s Losses. Notwithstanding anything to the contrary contained in this Agreement including without limitation Section 7.1, none of the limitations and restrictions contained in Section 7.1 shall in any way apply to any of Buyer’s Losses under, arising out of, resulting from or in connection with (A) breach of Sections 1.6, 2.1, 2.2, 2.10, 2.13, 2.17, 2.24 and 8.1(f); provided, however, in no circumstance shall Seller have any indemnification obligations pursuant to this subsection (A) in excess of the Purchase Price; (B) Sections 7.1(d) through 7.1(g)(i); or (C) fraud..

7.2  Indemnity from Buyer. Buyer hereby agrees to indemnify and hold Seller and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (collectively, the "Seller Indemnified Group") harmless from and against any and all Losses caused by, resulting from, arising out of or relating to or incurred by any Person included in the Seller Indemnified Group (collectively, “Seller’s Losses”) in connection with:

(a)  The breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, any Collateral Agreement or any other certificate or document furnished by Buyer to Seller in connection with the transactions contemplated by this Agreement to be true, correct and accurate in all material respects as of the date of this Agreement (or as of such different date or period specified for such representation or warranty) and as of the Closing Date (or as of such different date or period specified for such representation or warranty);

(b)  Any debt, liability or obligation of Buyer resulting from the Assumed Obligations;

(c)  The breach or non-performance of any covenant or obligation to be performed by Buyer as contained in this Agreement, any Collateral Agreement or any other certificate or document furnished by Buyer to Seller in connection with the transactions contemplated by this Agreement.

Buyer shall not have any indemnification obligation for Seller’s Losses (i) until the aggregate amount of Seller’s Losses exceeds $100,000, and (ii) with respect to amounts in excess of $4,000,000 in aggregate amount of Seller’s Losses . Notwithstanding anything to the contrary contained in this Agreement including without limitation Section 7.2, none of the limitations and restrictions contained in Section 7.2 shall in any way apply to any of Seller’s Losses under, arising out of, resulting from or in connection with (A) any breach of Sections 1.7, 3.1 and 3.2; provided, however, in no circumstance shall Buyer have any indemnification obligations pursuant to this subsection (A) in excess of the Purchase Price; (B) Sections 7.2(b) or (C) fraud or intentional misrepresentation.

7.3  Survival of Representations, Warranties and Covenants; Limitation on Indemnity. Except as set forth in the following sentence, the representations and warranties of the parties contained in this Agreement shall survive the Closing of the transaction contemplated hereby for a period of twelve (12) months after the Closing Date. Notwithstanding the foregoing, the following representations and warranties shall survive the Closing indefinitely and shall not expire: the Seller's representations and warranties contained in Sections 2.1 [Organization and Good Standing], 2.2 [Authority and Enforceability], 2.7 [Taxes] and 2.24 [Brokers and Finders], and the Buyer's representations and warranties contained in Sections 3.1 [Organization and Power] and 3.2 [Authority]. After a particular representation or warranty has expired, no claim for indemnification under Sections 7.1 or 7.2 with respect to the breach of such representation or warranty may be brought unless the indemnified party gave written notice to the indemnifying party specifying with particularity the representation or warranty claimed to have been breached on or before the expiration of such period. The covenants of the Parties contained in this Agreement shall survive the Closing of the transaction contemplated hereby, to the extent such survival is expressly contemplated by such covenants.

7.4  Indemnification Procedures for Third Party Claims.

(a)  In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article VII (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(b)  Subject to the further provisions of this Section 7.4, the Indemnitor will have 30 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph, to assume the defense of such Third Party Claim.

(c)  The Indemnitor will not be entitled to assume the Third Party Defense if:

(i)  the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;

(ii)  the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(iii)  under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;

(iv)  the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure in a material respect the Indemnitee’s reputation or future business prospects;

(v)  upon petition from Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim;

(vi)  the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement; or

(vii)  the Third Party Claim seeks, or may reasonably be expected to result in, damages that are in excess of the Escrow Fund.

(d)  If the Indemnitor assumes a Third Party Defense, it will take all reasonable steps in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim (subject to the limitations on indemnification in Section 7.3 and the last sentence of Section 7.4(b)). The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee to which the Indemnitor is obligated to furnish indemnification pursuant to this Agreement, which consent shall not be unreasonably withheld or delayed; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all Liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim; provided that, in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(e)  In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 7.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 7.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed).

(f)  Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

7.5  Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

7.6  Effect of Investigation; Waiver. An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

7.7  Sole Remedy. If the Closing shall occur, the indemnification provided for in this Article VII of this Agreement shall be the sole and exclusive remedy of the Buyer Indemnified Group or the Seller Indemnified Group, as the case may be, with respect to money damages, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated hereby, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein, except as set forth otherwise in Section 7.1 or 7.2, as applicable. In addition, with respect to money damages, the remaining balance of Escrow Fund shall be the first source of recovery by the Buyer Indemnification Group for Buyer’s Losses before Seller is required to pay for such amounts Buyer’s Losses in excess of such remaining balance of Escrow Fund.

7.8  Determination of Losses. All indemnification payments under this Article VII shall be paid by the Indemnitor net of any Tax benefits and insurance coverage that may be available to the Indemnitor. All indemnification payments under this Article VII shall constitute adjustments to the Purchase Price.

7.9  No Limitation on Right to Contest. Nothing in this Article VII shall be construed as a limitation on the Indemnitor’s right to contest in good faith whether the Indemnitee is entitled to indemnification pursuant to this Article VII with respect to a particular claim.

ARTICLE VIII

TERMINATION

8.1  Termination. This Agreement may be terminated at any time prior to the Closing Date by:

(a)  Mutual Consent. The mutual written consent of Buyer and Seller.

(b)  Court or Administrative Order. Buyer or Seller, if there shall be in effect a non-appealable injunction or order of a Governmental Body of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.

(c)  Delay. Buyer or Seller, if the Closing shall not have occurred by 120 days after the signing of this Agreement (the “End Date”); provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

(d)  Seller Breach. Buyer if:

(i)  any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or

(ii)  there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Seller Disclosure Schedule (unless such breach is cured within the earlier of (x) thirty (30) days after written notice from the Buyer to the Seller and (y) the End Date), or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Sections 5.1(a) or 5.1(b) would not be satisfied by the End Date.

(e)  Buyer Breach. Seller if:

(i)  any condition to the obligations of Seller hereunder becomes incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller; or

(ii)  there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or the Buyer Disclosure Schedule (unless such breach is cured within the earlier of (x) thirty (30) days after written notice from the Seller to the Buyer and (y) the End Date), or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 5.2(a) or 5.2(b) would not be satisfied by the End Date.

(f)	Fairness Opinion. Buyer or Seller, if Seller is unable to obtain the Fairness Opinion by May 1, 2007.

8.2  Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall become void and have no effect, without any liability on the part of any Party or its directors, officers, stockholders or Affiliates, except for the obligations of the Parties hereto as provided in Sections 4.2(b) and 8.2 and Article IX, and except that, notwithstanding anything in this Agreement to the contrary, any Party terminating this Agreement in accordance with Section 8.1 shall have the right to recover damages sustained by such Party as a result of any breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the Party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement in accordance with Section 8.1; provided, further, in the event of a termination pursuant to Section 8.1(f), Seller shall pay Buyer $100,000.

ARTICLE IX

MISCELLANEOUS

9.1  Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person by facsimile or by courier service requiring acknowledgment of receipt of delivery, as follows:

If to Seller, addressed to:

Convera Corporation
1921 Gallows Rd.
Vienna, VA 22182
Attention: Matt Jones
Fax No.: (703) 761-3700

With a required copy (which copy shall not constitute notice) to:

Heller Ehrman LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attn: Stephen M. Davis, Esq.

Fax No.: (212) 763-7600

If to Buyer, addressed to:

FAST RW Software, Inc.
c/o Fast Search & Transfer, Inc.
117 Kendrick Street, Suite 100
Needham, Massachusetts 02494
Attention: General Counsel
Telephone: (781) 304-2400
Facsimile: (781) 304-2410

With a required copy (which copy shall not constitute notice) to:

Gesmer Updegrove LLP
40 Broad Street
Boston, MA 02109
Attn: Sam Kim, Esq.
Fax No.: (617) 350-6878

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All Notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

9.2  Expenses. Except as otherwise provided in this Agreement, Seller and Buyer shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

9.3  Public Announcements. Except to the extent required by Law and stock exchange requirements, Seller and Buyer shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated hereby. The Parties agree that the initial press release to be issued with respect to the entering into of this Agreement shall be in a form mutually agreeable to the Parties.

9.4  Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction).

9.5  Entire Agreement. This Agreement, the Seller Disclosure Schedule and the Collateral Agreements constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

9.6  Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and the Persons constituting the Seller Indemnified Group and the Buyer Indemnified Group, and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

9.7  Severability. Other than with respect to Section 4.9, if any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

9.8  Waiver. Any term or condition hereof may be waived at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or equivalent governing bodies or by any of its duly authorized officers, employees, or partners or principals, as applicable; provided, however, that such action shall not be effective unless it shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee, or partner or principal, as applicable. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any right in or breach of this Agreement shall be held to constitute a waiver of any other right or subsequent breach.

9.9  Amendment. This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the parties hereto taken by their Boards of Directors or equivalent governing bodies or by any of their duly authorized officers or employees, or partners or principals, as applicable; provided, however, that such amendment shall not be effective unless it shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee, or partner or principal, as applicable.

9.10  Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets and Seller shall indemnify the Buyer Indemnified Group with respect thereto.

9.11  Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument. Signature pages may be delivered by electronic mail, facsimile or other electronic copy, each of which shall be deemed a manually signed original without the necessity of delivery of a manually signed original.

9.12  Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

“Action” means any action, claim, suit, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Body or similar Person or body.

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Body or pursuant to any Law.

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banks in The City of New York or London are authorized or required by law, regulation or executive order to remain closed.

“Business Employees” means the employees of Seller who work primarily in the Business and continue to be employees of Seller immediately before the Closing and are listed on Schedule 9.12(a) hereof.

“Business Records” means all books, records, ledgers and files or other similar information of Seller (in any form or medium) with respect to the Purchased Assets and Material to the Business, including Intellectual Property disclosures and information (but only with respect to Intellectual Property included in the Purchased Assets).

“Buyer Designated Assignees” means any and all affiliates, consultants and independent contractors of Buyer which Buyer may designate to be assigned any and all Purchased Assets and assume any and all Assumed Liabilities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agreements” means the Bill of Sale, the Assumption Agreement, the License Agreement, the Escrow Agreement and the other documents and instruments to be executed and delivered to effectuate the transfer of the Purchased Assets, the grant of the licenses pursuant to the License Agreement and the assumption of the Assumed Obligations and the other transactions contemplated hereby.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

“Encumbrance” means any mortgage, pledge, easement, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or matter affecting title, preemptive right, existing or claimed right of first refusal, right of first offer, right of consent, put right, default, covenant or similar right or restriction or other adverse claim of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any nation or government, any state or other political subdivision thereof, any legislative, executive or judicial unit or instrumentality of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof or any entity (including a court or self-regulatory organization) exercising executive, legislative, judicial, Tax, regulatory or administrative functions of or pertaining to government.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, in connection with any representation and warranty contained in this Agreement that is expressly qualified by reference to the Knowledge of Seller or Buyer, the actual knowledge of the executive officers of Seller listed on Schedule 9.12(b) hereto or the actual knowledge of the executive officers of Buyer listed on Schedule 9.12(c) hereto, as the case may be, or knowledge that would be expected to be, or should be, obtained after due inquiry.

“Law” or “Laws” shall mean any law, statute, ordinance, rule, regulation, code, order, judgment, Tax ruling, injunction or decree of any Governmental Body.

“Material Adverse Effect” means a material adverse effect on the business, operations, assets, condition (financial or other) or results of operations of the Business, the Purchased Assets or the Assumed Obligations, taken as a whole, or on the reasonable likelihood of the consummation of the transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on the Business: (i) any failure by the Business to meet Seller’s internal projections or forecasts or published revenue or earnings predictions; (ii) conditions generally affecting any of the industries or markets in which the Business operates, or (iii) any adverse effect to the extent attributable to the transactions contemplated hereby, the announcement or pendency of the transactions contemplated by this Agreement (including cancellations in customer orders, reduction in sales, disruption in relationships with suppliers, distributors, partners or similar relationships or loss of employees) or any actions taken by Buyer following the Closing.

“Material to the Business” means materially used or held for use by Seller in, arising materially from, or materially related to, the Business.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Body of competent jurisdiction.

“Permits” means all permits and licenses, approvals, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, Seller by a Governmental Body Related to, or necessary for the operation of, the Business as currently conducted.

“Permitted Encumbrances” means (i) any Encumbrance for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, and (ii) any workmen’s, repairmen’s or other similar liens imposed by Law arising or incurred in the ordinary course of business in respect of obligations which are not overdue.

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Body.

“Personal Property” means all equipment, furniture, furnishings and other tangible personal property owned by Seller.

“Prepaid Expenses” means credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items of Seller.

“Receivables” means accounts receivable of Seller.

“Related to the Business” means primarily used or held for primary use by Seller in, arising primarily from, or primarily related to, the Business.

“Seller” has the meaning specified in the introduction to this Agreement; provided that for purposes of the Background Recitals and Articles I, II (other than Section 2.1), IV, VI, VII AND IX, “Seller” means Seller, Convera US Sub and Convera UK Sub.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) that relate to Taxes and are provided or required to be provided to any Tax authority.

“Taxes” mean all taxes of any kind, charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, license, net worth, asset, transaction, and other taxes, imposed upon any Person by any Law or Governmental Body, together with any interest and any penalties, or additions to tax, with respect to such taxes.

“Third Party” means any Person other than, and not an Affiliate of, the other referenced Person or Persons.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its authorized representative on its behalf as of the date first above written.

SELLER:

CONVERA CORPORATION

By: /s/Patrick C. Condo
Name: Patrick C. Condo
Title: President and Chief Executive Officer

CONVERA TECHNOLOGIES, INC.

By: /s/Patrick C. Condo
Name: Patrick C. Condo
Title: President

CONVERA TECHNOLOGIES INTERNATIONAL LIMITED

By: /s/Patrick C. Condo
Name: Patrick C. Condo
Title: President

BUYER:

FAST RW SOFTWARE, INC.

By: /s/Peter Bauert
Name: Peter Bauert
Title: Senior VP of Corporate Development

FAST ST:

FAST SEARCH & TRANSFER, INC.

By: /s/Peter Bauert
Name: Peter Bauert
Title: Senior VP of Corporate Development